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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  [X]

                                PILSTD        KEEP THIS PORTION FOR YOUR RECORDS
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                                             DETACH AND RETURN THIS PORTION ONLY
             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PILOT SHORT-TERM DIVERSIFIED ASSETS FUND

                                                6167234395  013421774029  PILSTD

  In their discretion, the Proxies, and either of them, are authorized to vote upon any other business that may properly come before the meeting, or any adjournment(s) thereof, including any adjournment(s) necessary to obtain requisite quorums and/or approvals.

Vote On Proposal                                         For   Against   Abstain

1. To approve the Agreement and Plan or Reorganization   [ ]     [ ]       [ ]
   ("Plan"), and the transactions contemplated hereby, which include (a) the transfer of all of the assets of the designated class of the Fund to the corresponding class of Nations Prime Fund ("Acquiring
   Fund") of Nations Fund, Inc. in exchange for shares of the Acquiring Fund and the assumption by the Acquiring
   Fund of stated liabilities of the Fund, and (b) the distribution to Fund shareholders, shares of the Acquiring Fund so received.


   Please sign below exactly as your name(s) appear(s) hereon. Fiduciaries should give full titles as such.


[                                ]       ]  [                      ]      ]    1
Signature (PLEASE SIGN WITHIN BOX)  Date    Signature (Joint Owners)  Date 39134